Exhibit 5.1

ROBINSON BROG LEINWAND GREENE GENOVESE & GLUCK P.C.

875 THIRD AVENUE

NEW YORK, NEW YORK 10022-0123

(212) 603-6300

FAX (212) 956-2164

October 2, 2018

Digital Ally, Inc.

9705 Loiret Blvd.

Lenexa, KS 66219

Ladies and Gentlemen:

We have acted as special counsel to Digital Ally, Inc., a Nevada corporation (the “Company”), in connection with a Registration Statement on Form S-3 (the “Registration Statement”) filed on October 2, 2018, by the Company under the Securities Act of 1933, as amended (the “Securities Act”) for the proposed resale from time to time by the Selling Stockholders (as defined below) of an aggregate of up to 1,175,712 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), issuable with respect to (i) the exercise of warrants to purchase an aggregate of 465,712 shares of Common Stock (the “July 2018 Proceeds Investment Agreement Warrants”) issued in connection with that certain Proceeds Investment Agreement, dated as of July 31, 2018, by and between the Company and Brickell Key Investments LP (the “July 2018 Investor”), (ii) the exercise of warrants to purchase an aggregate of 200,000 shares of Common Stock (the “June 2017 Warrants”) and warrants to purchase an aggregate of 100,000 shares of Common Stock (the “November 2017 Warrants”) issued in connection with that certain Securities Purchase Agreement, dated June 30, 2017, as amended, by and among the Company and the purchasers signatory thereto (the “June 2017 Investors”); (iii) the exercise of warrants to purchase an aggregate of 94,000 shares of Common Stock (the “August 2017 Warrants”) issued in connection with that certain Securities Purchase Agreement, dated August 21, 2017, by and among the Company and the purchasers signatory thereto (the “August 2017 Investors”); (iv) the exercise of warrants to purchase an aggregate of 100,000 shares of Common Stock (the “September 2017 Warrants”) issued in connection with that certain Securities Purchase Agreement, dated September 29, 2017, by and among the Company and the purchasers signatory thereto (the “September 2017 Investors”); (v) the exercise of warrants to purchase an aggregate of 120,000 shares of Common Stock (the “December 2017 Warrants”) issued in connection with that certain Securities Purchase Agreement, dated December 29, 2017, by and among the Company and the purchasers signatory thereto (the “December 2017 Investors”); and (vi) the exercise of warrants to purchase an aggregate of 96,000 shares of Common Stock (the “March 2018 Warrants”) issued in connection with (a) that certain Securities Purchase Agreement, dated March 7, 2018, by and among the Company and the purchasers signatory thereto, and (b) that certain Securities Purchase Agreement, dated March 16, 2018, by and among the Company and the purchasers signatory thereto (such investors issued warrants in connection with such agreements referred to in (a) and (b), the “March 2018 Investors”). The July 2018 Investor, June 2017 Investors, August 2017 Investors, September 2017 Investors, December 2017 Investors and March 2018 Investors are collectively herein referred to as the “Selling Stockholders”. The July 2018 Proceeds Investment Agreement Warrants, June 2017 Warrants, August 2017 Warrants, September 2017 Warrants, November 2017 Warrants, December 2017 Warrants, March 2018 Warrants and July 2018 Proceeds Investment Agreement Warrants are collectively herein referred to as the “Warrants”. We refer to the shares of Common Stock issuable upon the exercise of the Warrants as the “Warrant Shares.”

In connection with this opinion, we have examined the originals, or copies certified or otherwise identified to our satisfaction, of the following: (a) the amended and restated articles of incorporation of the Company; (b) the amended and restated bylaws of the Company; and (c) the Registration Statement and all exhibits thereto.

In addition to the foregoing, we have relied as to matters of fact upon the representations made by the Company and its representatives and upon representations made by the Selling Stockholders. We also have assumed the genuineness of all signatures on original documents, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the due authorization, execution and delivery of all documents where authorization, execution and delivery are prerequisites to the effectiveness of such documents.

Our opinion herein is expressed solely with respect to the federal laws of the United States, the laws of the State of New York, and the corporate laws of the State of Nevada (excluding local laws). Our opinion is based on these laws as in effect on the date hereof. We express no opinion as to whether the laws of any other jurisdiction are applicable to the subject matter hereof. We are not rendering any opinion as to compliance with any federal or state law, rule or regulation relating to securities, or to the sale or issuance thereof.

On the basis of the foregoing and in reliance thereon, and subject to the qualifications, limitations, exceptions and assumptions herein stated, we are of the opinion that the Warrant Shares, when issued and paid for in accordance with the Warrants, as applicable, shall be validly issued, fully paid, and non-assessable.

Our opinion set forth above is subject to (a) bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws affecting the rights and remedies of creditors generally and (b) general principles of equity. Our opinion is also subject to the qualification that the enforceability of provisions for indemnification or contribution, broadly worded waivers, waivers of rights to damages or defenses, waivers of unknown or future claims and waivers of statutory, regulatory or constitutional rights may be limited on public policy or statutory grounds.

This opinion is furnished in connection with the filing of the Registration Statement and may not be relied upon for any other purpose without our prior written consent in each instance. Further, no portion of this opinion may be quoted, circulated or referred to in any other document for any other purpose without our prior written consent.

We hereby consent to the filing of this opinion with the SEC as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus which forms part of the Registration Statement. This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable law.

Sincerely,

/s/ Robinson Brog Leinwand Greene Genovese & Gluck P.C.
Robinson Brog Leinwand Greene Genovese & Gluck P.C.